NEWS RELEASE

GOLDEN QUEEN AMENDS TERM LOAN FINANCING
TO US$37.5 MILLION AND EXTENDS TERM

June 8, 2015 - Golden Queen Mining Co. Ltd. (TSX:GQM; OTCQX:GQMNF) (the “Company”) is pleased to announce that it has entered into an amended and restated term loan agreement that replaces the loan agreement entered into with members of the Clay family or entities controlled by them in December 2014. Under the terms of the amended loan agreement, the principal amount of the loan has been increased from US$12,500,000 to US$37,500,000 and the maturity date has been extended to December 8, 2016 (the “Loan”). The net proceeds of the Loan will be used in part to fund the capital contribution under the terms of the joint venture agreement with Gauss, LLC which is due on June 15, 2015 and is not expected to exceed US$12,500,000 in order for the Company to maintain its 50% interest in the Soledad Mountain Project. The net proceeds will also be applied to retire the July 2013 convertible debentures due on July 26, 2015 in the amount of CAD$10,000,000 plus accrued interest. The remaining amount will be utilized for general corporate purposes.

Investment vehicles managed by Thomas M. Clay, a director of the Company, funded US$18.75 million of the additional gross proceeds of the Loan, with the remainder being funded by other members of the Clay family or entities controlled by them (collectively the “Lenders”). The Loan bears an annual interest rate of 10%, payable quarterly on the first business day of each quarter. The amended loan agreement provides for a $1,500,000 closing fee payable by the Company to the Lenders. The Loan is guaranteed by the Company’s subsidiaries and secured by a pledge of the Company’s interests in Golden Queen Mining Company, LLC, the entity which owns the Soledad Mountain Project. There is no finder’s fee to be paid in connection with this transaction.

In connection with the Loan, the Company has issued warrants to the Lenders that may be exercised at a price of US$0.95 to acquire up to 10 million shares. The warrants have a term of five (5) years. The shares are subject to a Canadian hold period expiring four (4) months after issuance. The securities are also subject to restrictions on resale under U.S. federal securities laws.

For further information regarding this news release please contact:

Lutz Klingmann, President & CEO
Telephone: 778.373.1557
Email: lklingmann@goldenqueen.com

No stock exchange, securities commission or other regulatory authority has approved or disapproved the information contained herein. This press release does not constitute an offer to sell or a solicitation of an offer to buy any of the securities described herein. The securities have not been registered under the United States Securities Act of 1933, as amended (the "U.S. Securities Act") or any state securities laws, and may not be offered or sold within the United States unless registered under the U.S. Securities Act and applicable state securities laws or an exemption from such registration is available.